Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated October 18, 2018, relating to our audits of the consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries as of June 1, 2018, and December 31, 2017 and 2016, and for the period from January 1, 2018 through May 31, 2018, and the years ended December 31, 2017 and 2016, included in this Form 8-K/A in GWG Holdings Inc.’s Registration Statements on Form S-1 (Nos. 333-197227, 333-197227-01, 333-214896 and 333-220288) and on Form S-8 (No. 333-226974).

/s/ Whitley Penn LLP

Dallas, Texas

November 9, 2018